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                                                                    EXHIBIT 99.1


                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT is made and entered into as of this 15th day of August, 1996 between IOWA LAND AND BUILDING COMPANY ("Seller"), and RYAN PROPERTIES, INC. ("Purchaser").

         In consideration of the covenants and agreements contained herein, the parties agree as follows:

1. Land To Be Purchased. Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the real property legally described on Exhibit A attached hereto (the "Land"), together with all leases, if any, not earlier terminated, easements, tenements, hereditaments, and appurtenances belonging thereto.

2. Purchase Price. The purchase price for the Land ("Purchase Price") shall be the sum of Six Hundred Ninety-one Thousand Sixty Hundred Fifty Dollars and Twenty-five Cents ($691,650.25) payable by wire transfer, certified or cashier's check at the closing hereunder.

3. Title To Be Delivered. Seller agrees to convey marketable fee simple title in the Land to Purchaser subject only to the farm lease for the Land which is terminable on not more than six months notice, easements, restrictions, conditions and covenants of record.

         A. Seller, at its sole cost and expense, shall deliver to Purchaser an abstract of title to the Land continued through the date of Purchaser's exercise of its option to purchase the Land for examination by Purchaser. It shall show merchantable title in Seller in conformity with this Agreement, Iowa law and Title Standards of the Iowa Bar Association. The abstract shall become the property of Purchaser when the Purchase Price is paid in full. Seller shall pay the costs of any additional abstracting and title work due to any act or omission of Seller between the date of Purchaser's exercise and the closing.

         B. Purchaser shall have twenty (20) days after receipt of the abstract of title to render objections to title, including any easements or other encumbrances, in writing to Seller and Seller shall have thirty (30) days from the date it receives such objections to have the same removed or satisfied. If Seller shall fail to have such objections removed within that time, Purchaser may, at its sole discretion, either (a) terminate this Agreement without any further liability on its part, except for the forfeiture of the option payments
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                 as and to the extent provided for in the Option Agreement
                 between the parties, or (b) take title subject to such objections. Seller agrees to use its best reasonable efforts to promptly satisfy any such objections.

4.       Inspection Rights.

         A. Throughout the term of this Agreement Purchaser, its counsel, accountants, agents and other representatives, shall have full and continuing access to the Land and all parts thereof, upon reasonable notice to Seller, subject to prior rights of any tenants of the Land. Purchaser and its agent and representatives shall also have the right to enter upon the Land at any time after the execution and delivery hereof for any purpose whatsoever, including inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate, provided that Purchaser shall defend, indemnify hold Seller harmless against any damage, claim, liability or cause of action (including, claims of third parties) arising from or caused by the acts or omissions of Purchaser, its agents, or representatives upon the Land specifically including, but not limited to, personal injury and property damage claims. In the event Purchaser contracts with a third party to perform inspection, surveying, engineering, test boring performance of environmental tests or other such work on the Land, Purchaser shall remain solely responsible for the satisfactory completion of such work.

         B. Environmental Investigation. Purchaser shall pay for all costs associated with the environmental investigation and shall provide Seller with copies of all analysis, test results, and draft and final reports prepared or generated. Seller shall be given the opportunity to take split samples.

         Except to the extent necessary for the performance of the tests, et al. to be conducted hereunder or as otherwise required by law or order of court, Purchaser agrees to keep confidential all analytical results, test results, and other reports, information and documents obtained or prepared during the environmental investigation either by Purchaser or its contractor(s)and to not release to any third party any reports, information or documents relating to same the without the prior written consent of Seller.

         Purchaser shall not unreasonably interfere with Seller's operations during the environmental investigation and shall provide Seller with forty-eighth (48) hours notice of such activities. Purchaser shall remain solely responsible for the activities of its contractors or subcontractors in the performance of the limited sampling, and shall incorporate the terms and conditions of this Purchase Agreement into any

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         contracting agreement.  After termination of the sampling activities,
         Purchaser agrees to restore the Land to its condition prior to sampling, and shall leave it free of debris and holes in the ground and in such condition as is satisfactory to the Seller.

5. Eminent Domain/Insurance. If, prior to closing, the Land shall be materially damaged, through no fault of the Purchaser, or be the subject of an action in eminent domain or a proposed taking by a governmental authority, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without further liability on its part, except for the forfeiture of the option payments as and to the extent provided for in the Option Agreement, by so notifying Seller in writing. Seller agrees to keep the Land continually insured during the term of this Agreement under its current policy of fire and extended coverage insurance.

6.       Seller's Statements

         (a) Seller acknowledges receipt from Purchaser of a copy of the Phase I Environmental Site Assessment, McLeod Complex, dated July, 1996, by Howard R. Green Company (the "Phase I Report"). Except for the items raised in the Phase I Report, Seller states that to the best of its knowledge:

                 A. Except any which might result from actions being taken by Purchaser, there are not any action in condemnation, eminent domain or public taking proceedings against the Land.
                 B. Except any which might result from actions being taken by Purchaser, there is not any ordinance or hearing now before any local governmental body which authorizes any public improvements or special tax levies, the cost of which may be assessed against the Land.
                 C. Seller has not received any notices, orders, suits, judgment or other proceedings relating to fire, building, zoning, air pollution or health violations that have not been corrected. Seller shall notify Purchaser of any past notices, orders, suits, judgments or other proceedings relating to fire, building, zoning, air pollution or health violations as they relate to the Land.
                 D. Neither any consents from nor notice to any federal, state, or municipal or local government agency, body, board or official are required for Seller's performance of this Agreement.
                 E. Seller has not received notice of any violations of any environmental laws, rules or regulations relating to the Land or its use nor has Seller received notice of any writs, injunctions, decrees, orders, judgments,

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                          lawsuits, claims, proceedings, or investigations,
                          whether pending or threatened, relating to the ownership, use, maintenance or operation of the Land.

7. Closing. The closing of the purchase and sale shall take place as promptly as possible after the conditions set out in Section 8 are satisfied and in no event later than ninety (90) days after exercise of the Option pursuant to the Option Agreement. Closing may be extended beyond ninety (90) days by mutual agreement of the parties. Possession of the Land shall be delivered on the date of Closing.

8. Conditions to Closing. The closing of this transaction and all the obligations of Purchaser under this Agreement are subject to fulfillment on or before the Closing Date of the following conditions:

         A. Purchaser, in its sole and absolute discretion, shall have completed and approved of any inspections done by Purchaser hereunder or under the Option Agreement dated June 11, 1996.

         B. Purchaser shall have obtained any and all necessary governmental approvals including without limitation approval of subdivision or platting which might be necessary in connection with the sale and transfer of the Land. Any material conditions imposed as a part of the platting or subdivision must be satisfactory to Purchaser, in its sole opinion and any condition imposed on any portion of Seller's remaining property contiguous with the Land must be satisfactory to Seller in its sole opinion. Seller shall cooperate with Purchaser in its attempts to obtain any such approvals and shall execute any documents necessary for this purpose provided that Seller shall bear no expense in connection therewith.

         C. Seller's statements set forth in Section 6 shall be true and correct on the Closing Date.

9.       Seller's Obligations At Closing. At or prior to the Closing Date,
         Seller shall:

         A. Deliver to Purchaser Seller's duly recordable Warranty Deed to the Land (in a form satisfactory to Purchaser) conveying to Purchaser marketable fee simple title to the Land and all rights appurtenant thereto subject only to easements, restrictions, conditions and covenants of record.

         B.      Deliver to Purchaser the Abstract of Title to the Land.


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         C.      Deliver to Purchaser such other documents as may be required by this Agreement, all in a form satisfactory to Purchaser and Seller.

10. Delivery of Purchase Price; Purchaser's Obligations At Closing. At closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall deliver the Purchase Price to Seller pursuant to
         Section 2 hereof and shall deliver such other documents as may be required by this Agreement, all in a form satisfactory to Purchaser and Seller.

11. Closing Costs. The following costs and expenses shall be paid as follows in connection with the closing:

         A.   Seller shall pay:

              (i)         The transfer fee imposed on the conveyance.
              (ii)        A pro-rata portion of all taxes as provided in
                          Section 10.
              (iii) All special assessments whether levied, pending or assessed.
              (iv)        Seller's attorneys fees.
              (v) The cost of recording the satisfaction of any existing mortgage and any other document necessary to make title marketable.

         B. Purchaser shall pay the following costs in connection with the closing:

              (i)         The documentary fee necessary to record the Deed.
              (ii)        Purchaser's attorneys fees.
              (iii)       Broker and real estate commissions and fees, if any.

12. Real Estate Taxes and Special Assessments. Seller shall pay all levied and pending special assessments against the Land prior to the Closing Date. Seller shall pay all real estate taxes for all fiscal years which end prior to the Closing Date. Real estate taxes for the fiscal year in which the Closing Date occurs shall be prorated to the Closing Date on the basis of a 365 day calendar year. Purchaser shall pay all real estate taxes due in subsequent fiscal years.

13. Remedies. If Seller defaults in the performance of this Agreement, Purchaser may elect either to cancel this Agreement, or to commence an action for specific performance to enforce performance of the terms of this Agreement. In the event of cancellation or termination for breach, Purchaser shall be entitled to reimbursement of all option payments expended under the Option Agreement.



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         If Purchaser defaults in the performance of this Agreement, Seller may elect either to cancel this Agreement, and to recover the direct costs associated with such breach, including the forfeiture of all amounts paid under the Option Agreement, or to commence an action for specific performance to enforce performance of the terms of this Agreement.

14. Time for Acceptance. This Agreement, when duly executed by all of the parties hereto, shall be binding upon the parties hereto, their heirs, representatives, successors and assigns. By execution hereof, Seller acknowledges the timely exercise, as of the date hereof, by Purchaser of its option under the Option Agreement as to all the Land and waives the necessity of written notice thereunder.

15.      Miscellaneous. The following general provisions govern this Agreement.

         A. No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Either party, in its sole discretion may waive any right conferred upon such party by this Agreement; provided that such waiver shall only be made by giving the other party written notice specifically describing the right waived.

         B.      Time of Essence.  Time is of the essence of this Agreement.

         C. Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Iowa

         D. Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, Postage prepaid, addressed as follows:

                 If to Seller:                              If to Purchaser:
                 -------------                              ----------------
                 Iowa Land and Building Company             Ryan Properties, Inc.
                 c/o Thomas L. Aller                        c/o Jeff A. Smith
                 200 First Street SE                        221 Third Avenue SE, Suite 250
                 Cedar Rapids, IA 52401                     Cedar Rapids, IA 52401


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         E.      Assignability.  This Agreement and the rights set out herein may not be assigned by Purchaser to anyone other than McLeod, Inc., or its affiliate without the prior written consent of the Seller. If at the time of execution hereof, this Agreement has not already been assigned to McLeod, Inc. or one of its affiliates, Purchaser shall so assign this Agreement on or before the Closing Date and it shall be a condition of Seller's obligations hereunder that this Agreement be so assigned. Any assignment shall not release Purchaser from any liability under this Agreement.

         F. Invalidity. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect.

         G. Complete Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expressed their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall merge with the deed delivered to Purchaser at closing except as specifically provided herein.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                       SELLER:
                                       -------

                                       IOWA LAND AND BUILDING COMPANY


                                 BY:    /s/ THOMAS L. ALLER
                                       -------------------------------------
                                       THOMAS L. ALLER, Vice President



                                       PURCHASER:
                                       ----------

                                       RYAN PROPERTIES, INC.

                                 BY:    /s/ JEFF A. SMITH
                                       -------------------------------------
                                       JEFF A. SMITH, Vice President




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